Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-179471 and 333-179883) and related prospectuses of Williams Partners L.P. and the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P. of our reports dated February 27, 2012, with respect to the consolidated financial statements of Williams Partners L.P. and the effectiveness of internal control over financial reporting of Williams Partners L.P., included in this Form 10-K/A Amendment No. 1.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

April 5, 2012